EXHIBIT 99.1
Atlas Mining Company: Shareholder Update

Dear Shareholders:

As President and CEO of Atlas Mining Company, I would like to take this opportunity to update our shareholders as to the status of the Dragon Mine resource survey, the development of an effective mineral processing system as well as a general update of business-related activities. We expect to provide further updates as the commercialization of the Dragon Mine progresses. We believe we have taken important steps to position Atlas Mining Company and its Dragon Mine property for commercial success.

Activity at the Dragon Mine

The Dragon Mine is a 230-acre property located in Juab County, UT that has historically been exploited for its halloysite clay deposit for use, primarily, as a component of a petroleum cracking catalyst product.  The previously explored areas of the property include two underground regions identified as the Eastern and Western mines and five waste piles that sit on the surface of the property.  The waste piles are the product of previous mining activity.   The previously exploited underground regions of the property and the waste piles are the initial focus of the Company’s resource survey.

In May 2008, the Company hired Dr. Ian Wilson, an independent, U.K.-based geologist and industrial minerals consultant to oversee the survey of the mine.  Dr. Wilson has spent over thirty-five years involved in the exploration, planning, management and commercialization of a number of mineral mining operations.  Twenty-eight years of Dr. Wilson’s experience has been gained through a number of geological and management roles overseas with English China Clays and Imerys and as an independent geological consultant.  Dr. Wilson has engaged the services of a leading clay mineralogist specializing in the identification of halloysite and other clays.  An experienced process engineer/performance minerals specialist has also been engaged to develop a commercial system to process the output of the Dragon Mine.

As described later in this letter, the results to date of the geological survey of the Dragon Mine have provided us enough encouragement to pursue the commercialization of various grades of product.

Properties of Dragon Mine Halloysite

We believe that the halloysite clay from the Dragon Mine is best suited for applications that will benefit from its tubular morphology. Such applications include its use as a carrier of active ingredients, high performance fillers in polymers, molecular sieves, environmental filters, honeycomb catalyst supports, agricultural pesticides and fertilizers, specialty building materials and paints, fine china, cosmetics and advanced technical ceramics.  The characterization and quantification of the tubular content of the material extracted from the Dragon Mine is critical to the development of these specialty product applications.  For this reason, the focus of the geological survey is not only to quantify the size of the clay-bearing areas, but also to characterize these areas by their tubular concentration. This exercise will enable us to model and selectively mine the deposit for the precise product grade mixtures of clay that will be required for an array of targeted applications.

Geologic Progress Report To Date

Prepared by Dr. Ian Wilson BSc, MSc, PhD, MIMMM, C.Eng, C Geol, FGS, CSci.  Dr. Wilson is considered a “Competent Person” under the JORC Code.

An ongoing geological study is being carried out to evaluate the presence of halloysite and other clay minerals in the underground Eastern and Western regions of the mine and also in five waste piles left from previous mining operations.

I. Analysis of Waste Piles

There are five waste piles with a total volume of 2.1 million cubic yards, with a specific gravity of 2.0 which equates to 3.5 million tons split as follows:

Waste Pile Number	Volume (Cubic Yards)	Tons (Based on S.G. of 2.0)
1	327,626	552,377
2	335,514	565,677
3	1,111,919	1,874,695
4	94.580	159,462
5	222,450	375,051
Total	2,092,089	3,527,262

A trenching programme was carried out on all five waste piles, three of which we have the following results for clay content to date (remaining two waste piles are still in process of being tested):

Waste Pile Number	Number of Trenches	Average Clay Content of Trench Samples with Range of Values in Brackets (%)				Average Clay Content of Waste Piles After Processing to <5 Microns (%)
		Halloysite	Kaolinite	Other clays	Total Clays
1	8	42 (6.0-57)	36 (23-47)	9 (0-29)	87 (78-98)	26.0
4	5	36 (5-50)	46 (40-51)	10 (0.2 -32)	92 (85-96)	29.4
5	9	14 (0-63)	37 (13-58)	51 (14-96)	30 (1-68)	23.6

On the basis of these results a detailed drilling programme was carried out on the five waste piles with number of holes and footage drilled:

Waste Pile	Number of Boreholes Drilled	Depth Drilled (in feet)	Samples Tested for Clay Content
1	12	414	45
2	11	478	53
3	18	690	75
4	4	150	16
5	7	254	26
Total	52	1,986	215

To date a 10-ton bulk sample from the surface of Waste Pile #1 has been processed through an offsite commercial pilot plant.  Preliminary results from Waste Pile #1 pilot plant trials indicate that a potential grade consisting of
92.7% clay  (halloysite 59.3%, kaolinite 33.4%) can be produced. Some of the clay has already been forwarded to various potential customers for application testing and evaluation.

From Waste Pile #5, two bulk 1-ton samples have been processed through the pilot plant. with  one trench sample showing a halloysite-+kaolinite level of 92.9% (halloysite 61.6% and kaolinite 31.3%).   The other trench sample on processing, indicates 84.6%, clay consisting of 43.8% halloysite, 18.7% kaolinite and 22.1% illitic clays.

Test results from Waste Piles 2, 3, 4 and 5 borehole samples are in the process of being evaluated.   A full resource statement outlining tonnages and grade will be presented when all results are completed. However, bulk sample testing to date shows recoveries of clay from waste piles of between 26-33% upon refining to minus 5 microns. Our processing results to date demonstrate that we are able to remove alunite, if present, as well as other minor mineral impurities.

II. Analysis of Underground Deposits

Approximately 10,000ft of core drilling was carried out in 2003, 2005 and 2006 in the western part of the underground mine.  Detailed testing is being carried out on representative samples collected and areas of halloysitic clay are being outlined to enable a mining plan to be designed. There are 150 samples that are in the process of being evaluated before a resource statement on this section of the mine can be prepared. In 2009, we conducted a detailed core-drilling programme in an area of the mine underneath the old pit area. A total of 23 boreholes have been drilled to date totalling over 4,000 ft and a white clay zone has been identified fairly near to the surface, which will be possible to mine fairly easily. In this area some hardish, lustrous white halloysite has been encountered and, based on the laboratory results of eight samples tested, indicates halloysite levels ranging from 71% to 99% with an average of 77%. A one-ton sample of this halloysite has been collected and will be processed through the pilot plant.  There are 150 samples in the process of being tested and a full statement of tonnages and grade of the underground deposit will be prepared upon completion of this evaluation.

[End of Dr. Wilson Statement]

The Development of a Mineral Processing System

We are currently in discussions with a large, established U.S.-based industrial minerals producer to outsource the production of our material on a commercial scale. If we enter into an agreement with the toll processor, we can avoid the relatively large capital investment required to build a facility on-site and, in turn, such an agreement would allow us to commence production immediately.  In addition to commercial volumes, the toll processor has the capacity to provide us the quality control, product packaging, warehousing and delivery of our product. Such an arrangement will allow us to focus our time exclusively on product marketing and developing commercial relationships with potential customers.

Our pilot plant results to date demonstrate that we are now able to convert previously disregarded impure waste dumps into a saleable product. By mining these waste dumps, we are remediating previously disturbed land and creating value added products that will be used in applications that, in most instances, will benefit the environment.

Marketing of Products from the Dragon Mine

Concurrent with the on-going resource survey, we have begun engaging potential customers who have, in many cases, conducted significant application research related to the Dragon Mine’s halloysite clay. Management believes that the success of commercializing halloysite in these non-traditional niche applications will be dependent on an ability to produce consistent grades of product with adequate quality control measures in place. We believe that with the help of our advisors, we are taking the steps necessary to accomplish these goals.

Our marketing efforts to date include:

•	Development of novel applications utilizing the Dragon Mine’s halloysite with various materials application testing labs and end users.
•	The evaluation of joint development and joint venture agreements with end users of advanced halloysite-based applications.
•	The continued collaboration with university-affiliated researchers to provide technical expertise and product applications testing for the Company and its end users.
•	The establishment of distribution agreements with respected mineral and materials distributors.

Conclusion

The management team of Atlas would like to thank our shareholders for their patience and support through this transition period. We look forward to sharing our vision for the future with you in further detail at our inaugural shareholders meeting on October 27, 2009. Your continued support is greatly appreciated.

 Sincerely,

Andre Zeitoun
President and CEO
Atlas Mining Company

Cautionary Note to Investors: The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. None of the information in this letter relates to such deposits and there is no assurance that the deposits will ever be economically and legally extractable or producible.  This letter also refers to a resource statement that will be prepared after conclusion of the geological survey.  The SEC guidelines strictly prohibit us from including information about a resource statement in our filings with the SEC unless such information is contained in a final feasibility study.  U.S. investors are urged to consider closely the disclosure in our 10Q’s and Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

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Statements in this letter made that are not historical facts, such as statements relating to the best-suited applications for our halloysite clay, quantifying and characterizing the tubular content of the clay, modeling and selectively mining a deposit, producing mixtures for applications, exploiting the mine economically and commercially, our ability to produce specific grades, initially producing product from waste piles, outsourcing and the ability to avoid a large capital investment and to commence production immediately, our ability to focus the majority of our time on product marketing, our ability to produce consistent grades of product with adequate quality control measures to meet required specifications and to address the development of niche market and traditional ones, and the elements of our marketing strategy are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the completion of the resource survey and the completion of a final feasibility study, the ability to mine, process, or sell the clay legally and economically, the development of markets for advanced applications of our clay, the ability to sell our clay into traditional markets for competing clays, the ability to sell our clays profitably, the willingness and ability to have a third party process the clay, exploration risks and results, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact future results. The company undertakes no obligation and has no intention of updating forward-looking statements.